Exhibit 10.60
Voya Financial
230 Park Avenue
New York, NY 10169

December 15, 2022
Heather Lavallee
[****]

Dear Heather,
On behalf of Voya Financial, Inc. (“Voya” or “the Company”), I am pleased to inform you that effective January 1, 2023, your title will be Chief Executive Officer and you will report to Executive Chairman Rod Martin and the Company’s Board of Directors.

Flexible Work Category: Your flexible work category will continue to be Office First Hybrid, and your Voya work office location remains One Orange Way, Windsor, CT 06095.

Employer Entity: The official name of your employer remains Voya Services Company ("Company"). The employer's main office is located at 5780 Powers Ferry Road NW, Atlanta, GA 30327, Phone: (770) 980-5100.

Base Salary: Your annual base salary will increase from $835,000 to $950,000, payable semi- monthly on the 15th and last day of each month. If the 15th or last day of the month falls on a day when banks are closed, you will be paid on the business day before in accordance with the Company’s regular payroll practices. Your position is classified as exempt under the Fair Labor Standards Act (FLSA) and as such, you are not eligible for overtime compensation.

Annual Cash Incentive Plan: You will remain eligible for an annual cash incentive. Your target incentive will remain 225% of your year-end base salary. Based on business and individual performance, the annual cash incentive paid to you may be higher or lower than your target incentive. Incentive payments are typically paid in March following the conclusion of the performance year. You will first be eligible for an annual incentive award at this target in March 2024. Please note that incentive payments are not guaranteed. The award of an incentive payment is discretionary, and the Company reserves the right to modify or discontinue its practice.

Long-Term Incentive Awards: You will remain eligible for grants of long-term incentive (“LTI”) awards under the Voya Financial, Inc. 2019 Omnibus Employee Incentive Plan (“Omnibus Plan”). Your target LTI award grant value will increase from 575% to 750% of your year-end base salary. Based on individual performance, your actual grant value may be higher or lower than your target grant value. LTI awards are typically granted in February following the conclusion of the performance year in a mix of Restricted Stock Units (RSUs) and Performance Stock Units (PSUs). You will first be eligible for an LTI award at this higher target in the annual grant expected to be made in February 2024. Awards made under the Omnibus Plan are discretionary and the Company reserves the right to modify or discontinue such awards at any time. In addition, all awards are subject to approval by the Compensation, Benefits and Talent Management Committee of Voya Financial’s Board of Directors prior to grant and are conditioned upon your execution of the award agreement. Additional details regarding LTI awards will be provided once you are granted an award.

Severance Plan: You remain eligible to participate in the Voya’s Financial, Inc. Severance Plan for Senior Managers. As of January 1, 2023, your classification will change from “Tier 1” to “Principal Executive Officer”.

Stock Ownership Requirements: As an Executive Committee member, you remain covered by Voya’s Executive Stock Ownership Guidelines. As of January 1, 2023, your requirement to own Company Stock will increase from three times your base salary to five times your base salary. This requirement must be met within five years of your promotion date (January 2028). During this phase-in

Exhibit 10.60
period, unless you have met the requirement, you will be required to retain 50% of the net after tax shares received upon vesting of all equity awards granted after your promotion date. Following the phase-in period, if you at any time fail to meet the requirement, your net share retention requirement will be 100%.

Health, Wellness, and Retirement Benefits: You will continue to be eligible for your Company benefits, including the Company’s Deferred Compensation Savings Plan.

Employment at Will: The letter is not intended to create an employment contract, and the terms and condition of your employment may be changed at the Company’s discretion. Employment with the Company is on an at-will basis. This means that you are not employed for any set period of time, and you or the Company may terminate your employment at any time, for any reason.

We are pleased to present the offer above. As confirmation of your agreement with these terms, we would appreciate you signing below and returning one copy to me at Kevin.Silva@voya.com within 3 days of receipt.

Sincerely,

/s/ Kevin Silva

Kevin Silva
EVP and Chief Human Resources Officer

Acknowledgement of pay information

I acknowledge that the section “Base Salary” has notified me of my pay rate, overtime rate (if eligible), allowances, and designated pay day on the date given below.

I acknowledge this pay information has been given to me in English because it is my primary language.

If my primary language is Chinese, Haitian-Creole, Korean, Polish, Russian, Spanish or other, I will notify HR so that this pay information may be provided in my primary language.

Agreed to and accepted by:

/s/ Heather H. Lavallee	12/21/2022
Heather H. Lavallee	Date